Exhibit 10.3
RESTRICTED STOCK UNIT AGREEMENT

    This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of [___________], 2025 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Paul Marciano (the “Grantee”).

RECITALS

    WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of April 10, 2024) (the “Plan”).

    WHEREAS, the Compensation Committee of the Company’s Board (the “Committee”) has determined to grant a restricted stock unit award (this “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company;

    NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, entered into December 19, 2024 (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.
2.Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive [●] shares of the Company’s common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent Rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee. This Award is in complete satisfaction of the Grantee’s right to receive equity-based awards from the Company with respect to the Company’s 2026 fiscal year.

3.Vesting.
A.    If both the Licensing Segment Earnings from Operations Threshold and the Total Revenue Threshold (each as determined pursuant to Section 3(B)) are achieved for the Performance Period then, except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest as to (i) one-third of the Restricted Stock Units on January 30, 2026 (the “First Tranche”), (ii) one-third of the Restricted Stock Units on January 30, 2027 (the “Second Tranche”), and (iii) one-third of the Restricted Stock Units on January 30, 2028 (the “Third Tranche”); provided that Grantee has been continuously in Service with the Company from the Date of Grant through each applicable vesting date. If either (but not both) the Licensing Segment Earnings from Operations Threshold or the Total Revenue Threshold (each as determined pursuant to Section 3(B)) is achieved for the Performance Period then, except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest as to (i) one-sixth of the Restricted Stock Units on January 30, 2026 (the “First Tranche”), (ii) one-sixth of the Restricted Stock Units on January 30, 2027 (the “Second Tranche”), and (iii) one-sixth of the Restricted Stock Units on January 30, 2028 (the “Third Tranche”); provided that Grantee has been continuously in Service with the Company from the Date of Grant through each applicable vesting date. Except as specifically provided herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting. As used herein, the term “Service” means employment by the Company or a Subsidiary or service to the Company as a member of the Board.
B.     Except as expressly provided in Section 8, no portion of this Award shall vest notwithstanding satisfaction of the continued Service requirement for vesting described in Section 3(A) above unless the Committee certifies, following the end of the Company’s 2026 fiscal year, that the Company achieved (i) Licensing Segment Earnings from Operations (as defined below) for the Company’s 2026 fiscal year (the “Performance Period”) equal to or above the level established by the Committee with respect to the Award in connection with the grant of the Award (the “Licensing Segment Earnings from Operations Threshold”) or (ii) Total Revenue (as defined below) for the Performance Period equal to or above the level established by the Committee with respect to the Award in connection with the grant of the Award (the “Total Revenue Threshold”).
C.    Except as expressly provided in Section 8, if both the Licensing Segment Earnings from Operations Threshold and the Total Revenue Threshold are not met for the Performance Period, this Award and the Restricted Stock Units subject hereto shall terminate and be cancelled as of the last day of the Performance Period. Except as expressly provided in Section 8, if either (but not both) the Licensing Segment Earnings from Operations Threshold or the Total Revenue Threshold is not met for the Performance Period, fifty percent (50%) of the total number of Restricted Stock Units subject to this Award (rounded to the nearest whole number) shall terminate and be cancelled as of the last day of the Performance Period.
D.    For purposes of this Award, “Licensing Segment Earnings from Operations” means: the Company’s earnings from operations derived from the Company’s Licensing Segment for the Performance Period as calculated in accordance with generally accepted accounting principles (“GAAP”), but adjusted (without duplication and to the extent that the particular item would have otherwise impacted Licensing Segment Earnings from Operations for such period) to exclude the financial statement impact of the following items: (a) any positive or negative charges or accruals incurred for the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period, (b) any professional service and legal fees and related costs excluded from the Company’s adjusted results for the Performance Period, as reflected in the Company’s press release financials for such period, (c) reorganization charges incurred for the Performance Period, including employee severance related costs, store and other real estate closure related costs and professional fees, (d) impairment charges (including, but not limited to stores, ROU, goodwill and other assets), (e) changes in accounting standards or methods that are implemented during the Performance Period in accordance with GAAP (to the extent not taken into account by the Committee when it established the goals), and (f) acquisitions, costs associated with such acquisitions, and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP, in each case for the Performance Period.
For purposes of this Award, “Total Revenue” means: total Company revenue for the Performance Period as calculated in accordance with GAAP, but adjusted (without duplication and to the extent that the particular item would have otherwise impacted Earnings from Operations for such period) to exclude the financial statement impact of: (a) changes in accounting standards or methods that are implemented during the Performance Period in accordance with GAAP (to the extent not taken into account by the Committee when it established the goals), and (b) acquisitions during the Performance Period.
4.Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock while any Restricted Stock Units subject to the Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to such outstanding Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.
5.Delivery of Shares. To the extent that any Restricted Stock Units subject to this Award becomes vested in accordance with this Agreement, the Company shall (subject to Section 10(C)) deliver or cause to be delivered to the Grantee the number of Award Shares corresponding to such Restricted Stock Units that vested pursuant to the terms of this Agreement on or within sixty (60) days following the date on which such Restricted Stock Units vested pursuant to the terms of this Agreement Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5.

6.No Restriction on Right of Company to Effect Corporate Changes; Adjustments Upon Specified Events. Neither the grant of the Award, the Plan nor this Agreement shall affect or restrict in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to the Award.
7.Effect of Certain Cessations of Service.
A.If the Grantee’s Service terminates due to the Grantee’s death or Disability (as such term is defined in the Employment Agreement) before the Expiration Date (as defined in the Employment Agreement), the continued Service vesting requirement set forth under Section 3(A) of this Award shall be deemed to be satisfied, and any then-outstanding and otherwise unvested Restricted Stock Units shall be deemed vested on the date of such termination of Service; provided, however, that if such termination of Service occurs during the Performance Period, this Award shall be held open until the end of the Performance Period and any Restricted Stock Units that would be eligible to vest pursuant to Section 3 based on achievement of the Licensing Segment Earnings from Operations Threshold and/or the Total Revenue Threshold shall vest as of the last day of the Performance Period.
B.If, during the Performance Period, the Grantee’s Service is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Grantee for Good Reason (as defined in the Employment Agreement) before the Expiration Date (such termination of employment, a “Qualifying Termination”), and such a Qualifying Termination occurs outside the Change in Control Window described in Section 7(C) below, the Restricted Stock Units that are eligible to vest on the vesting date for the First Tranche set forth in Section 3(A) shall be pro-rated by multiplying such number of Restricted Stock Units by the Equity Award Pro-Rata Fraction (as defined below), and such pro-rated number of Restricted Stock Units shall remain outstanding and eligible to vest on the last day of the Performance Period based on achievement of the Licensing Segment Earnings from Operations Threshold and/or the Total Revenue Threshold subject to Section 7(D) below. If a Qualifying Termination occurs after the last day of the Performance Period and prior to the vesting date of the Third Tranche set forth in Section 3(A) and such a Qualifying Termination occurs outside the Change in Control Window described in Section 7(C) below, the Restricted Stock Units that are eligible to vest on the next vesting date after such Qualifying Termination (if any) shall be pro-

rated by multiplying such number Restricted Stock Units by the Equity Award Pro-Rata Fraction, and such pro-rated number of Restricted Stock Units shall vest on the date of the Qualifying Termination subject to Section 7(D) below. For purposes of this Award, the “Equity Award Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days the Grantee was employed by the Company between the last vesting date provided in Section 3(A) before the date of the termination of the Grantee’s employment (or the Date of Grant if such termination occurs during the Performance Period) and the date of the termination of the Grantee’s employment, by (ii) 365. This Section 7(B) shall not apply to the Award if a portion of the Award otherwise vested pursuant to Section 3(A) on the date of the termination of the Grantee’s Service.
C.In the event that the Grantee’s employment by the Company is terminated in a Qualifying Termination that occurs before the Expiration Date and within twelve (12) months before, upon, or within two (2) years after a Change in Control (such period, the “Change in Control Window”), the vesting requirements set forth under Section 3 of this Award shall be deemed met (after giving effect to Sections 3(a) and 3(b) of this Agreement if such a Qualifying Termination occurs after the end of the Performance Period), and the Restricted Stock Units subject to this Award that are otherwise outstanding and unvested as of the Qualifying Termination shall become vested as of the Qualifying Termination (or, if later, as of the Change in Control and to the extent the Restricted Stock Units did not vest pursuant to Section 7(B) in connection with the Qualifying Termination) subject to Section 7(D) below.
D.Notwithstanding the foregoing, the accelerated vesting provisions of Sections 7(B) and 7(C) are subject to the Grantee’s satisfaction of the Release requirement of Section 8(e) of the Employment Agreement in connection with the termination of his Service and, if such requirement is not timely satisfied, Section 7(E) shall apply. If the period of time that the Grantee has to consider, execute, and revoke such Release spans two calendar years, payment of any Restricted Stock Units the vesting of which is contingent on the Grantee satisfying such Release requirement shall (assuming the Grantee satisfies such Release requirement) be made within the applicable period of time provided in Section 5 but in the second of such two years.
E.If the Grantee’s Service terminates for any reason other than as provided in Section 7(A)-(C) above (or if Section 7(D) applies and the Grantee does not timely satisfy the applicable Release requirement), this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service. If the Grantee’s Service terminates as provided in Section 7(B), this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service and after giving effect to the portion of the Award that vests as provided for in Section 7(B), shall terminate and be cancelled as of the date of such termination of Service.
F. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.

8.Change in Control and Going Private. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control and certain Going-Private Transactions (as such term is defined below):
A.If a Change in Control or Going-Private Transaction occurs during the Performance Period, the Grantee’s Service continues through the Change in Control or Going-Private Transaction, and this Award (to the extent outstanding) is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), then:
i.    the Licensing Segment Earnings from Operations Threshold and the Total Revenue Threshold shall both be deemed met on the date of the Change in Control or Going-Private Transaction;
ii.    one-third of the Restricted Stock Units (i.e., the First Tranche) shall vest upon (or immediately prior to) the Change in Control or Going-Private Transaction; and
iii.    the remaining two-thirds of the Restricted Stock Units subject to this Award shall terminate and be cancelled as of the date of such Change in Control or Going-Private Transaction (for clarity, regardless of any greater level of vesting that may otherwise be triggered by Section 7).
For purposes of this Agreement, “Going-Private Transaction” means the consummation of a transaction (other than a transaction that constitutes a Change in Control) approved by the Board in connection with which the Common Stock is no longer listed or admitted to trade on a national securities exchange in the U.S.
B.If a Change in Control or Going-Private Transaction occurs after the Performance Period and on or before the first anniversary of the Date of Grant, the Grantee’s Service continues through the Change in Control or Going-Private Transaction, and this Award (to the extent then outstanding) is not continued following such event or assumed or converted into restricted stock units of any Successor Entity, this Award and the Restricted Stock Units subject hereto, to the extent then outstanding and unvested, shall terminate and be cancelled as of the date of such Change in Control or Going-Private Transaction (for clarity, after giving effect to any vesting of the First Tranche at the end of the Performance Period as provided in Section 3 and regardless of any greater level of vesting that may otherwise be triggered by Section 7).
C.If a Change in Control or Going-Private Transaction occurs after the first anniversary of the Date of Grant, the Grantee’s Service continues through the Change in Control or Going-Private Transaction, and this Award (to the extent then outstanding) is not continued following such event or assumed or converted into restricted stock units of any Successor Entity, the then-outstanding and unvested portion of this Award shall be deemed vested upon (or immediately prior to) such Change in Control or Going-Private Transaction.
D.If a Change in Control or Going-Private Transaction occurs, the Grantee’s Service continues through the Change in Control or Going-Private Transaction, and the

then-outstanding and unvested portion of this Award is continued following such event or is assumed or converted into restricted stock units of any Successor Entity, then: (i) if the Change in Control or Going-Private Transaction occurs during the Performance Period, the Licensing Segment Earnings from Operations Threshold and the Total Revenue Threshold shall both be deemed met on the date of the Change in Control or Going-Private Transaction, and (ii) the continued Service requirement set forth in Section 3 above (and the accelerated vesting provisions set forth in Section 7 above) shall continue to apply following such Change in Control or Going-Private Transaction to the Restricted Stock Units that are outstanding and unvested upon the Change in Control or Going-Private Transaction (after giving effect to clause (i) of this section, if applicable).
9.Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee’s right hereunder to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan, Code Section 409A (as defined below), and applicable securities laws.
10.Taxes.
A.    Subject to the Company’s ability to comply with applicable laws, rules, and regulations, and unless other arrangements are made between the Grantee and the Company for the satisfaction of such withholding obligations, upon any distribution of shares of Common Stock in respect of the Award the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (at the time of such withholding, based on the last closing price (in regular trading) of a share of the Company’s common stock on the New York Stock Exchange available at the time of such withholding) to satisfy any Withholding obligations (including both income tax and the Grantee’s portion of employment tax withholding obligations) of the Company or its Subsidiaries with respect to such distribution of shares. In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Award, the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.
B.    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee. The Restricted Stock Units corresponding to each separate vesting date applicable under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

C.    If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee’s separation from service for any reason other than death, or (ii) the date of the Grantee’s death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee’s separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee’s death). For avoidance of doubt, Dividend Equivalents under Section 4 shall (subject to Section 8) continue to be credited during the period of such six-month delay until the vested Restricted Stock Units are actually settled.
11.Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.
12.Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.
13.Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.
15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the

Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Amendments. The Plan may be amended pursuant to Section 18 of the Plan. This Agreement may be amended by the Board or the Committee from time to time. Any such amendment must be in writing and signed by the Company. Any such amendment that materially and adversely affects the Grantee’s rights under this Agreement requires the consent of the Grantee in order to be effective with respect to the Award.
18.Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.
19.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
20.Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the matters covered herein, and supersede any prior agreements and understandings concerning such matters. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.
21.Plan. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board so conferred by appropriate action of the Board under the Plan after the date hereof.
22.Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.
23.Clawback Policy. This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired in respect of the Award). The Grantee hereby agrees to comply with, and promptly repay to the Company any amounts that are required to be repaid pursuant to, such policy.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.
GUESS?, INC.,
a Delaware corporation

By:
Print Name:
Its:
GRANTEE

Signature

Paul Marciano
Print Name

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